Exhibit 23.3

CONSENT OF ACCOUNTING FIRM

We hereby consent to the use in the Registration Statement on Form S-1, our report dated March 8, 2004, relating to the consolidated financial statements of Guaranty Corporation and Subsidiaries, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ FORTNER, BAYENS, LEVKULICH & CO., P.C.

FORTNER, BAYENS, LEVKULICH & CO., P.C.

Denver, Colorado

September 16, 2005